Exhibit (a)(19)
EMAIL TO INDIVIDUALS CHOOSING NOT TO TENDER ELIGIBLE OPTIONS
We show that you have elected not to tender one or more of your Eligible Options pursuant to the Tender Offer.

Number of
				Option		Fair Market
				Shares		Value of Apollo
			Total	Eligible for		Group Class A	Amend
Original		Exercise	Number of	Tender	Revised	Common Stock on	Entire
Grant	Option	Price Per	Exercisable	Offer	Grant	Revised Grant	Eligible
Date	Number	Share	Shares	Amendment	Date	Date	Portion?
☐ ☑
		[$ ]	[ ]	[ ]	[ ]	[$ ]	Yes No
We want to make sure that you understand that your election not to tender means:
1. You agree that you will pay all additional Federal and State tax penalties with respect to the non-tendered options;
2. You decline the amendment or replacement of the non-tendered options; and
3. You decline the cash bonus payment, if applicable, in January of 2008.
If the above is not your intent, we encourage you to log back into the Tender Offer website to change your election before July 12, 2007. Alternatively, you may submit a new paper Election Form by facsimile to 1-800-420-4799. If we extend the Offer beyond July 12, 2007, you must change your election before the extended expiration date of the Offer. To access the Tender Offer website, elect the following hyperlink: https://apol.equitybenefits.com.
Log into the Tender Offer website using your employee ID and password.
Should you have any questions, please feel free to contact the Apollo Group Tender Offer Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu.